Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Erin Conroy, Media, (612) 761-5928
Target Media Hotline, (612) 696-3400

Target Reports First Quarter 2019 Earnings
Results Include Better-Than-Expected Comparable Sales, Operating Income and EPS

•	First quarter comparable sales grew 4.8 percent on traffic growth of 4.3 percent.

•	First quarter comparable digital channel sales grew 42 percent, on top of 28 percent last year.

◦	Comparable digital sales contributed 2.1 percentage points to Target’s overall comparable sales growth.

◦	Same-day fulfillment services (Order Pick Up, Drive Up and Shipt) drove well over half of the Company’s digital sales growth.

•	First-quarter operating income of $1.135 billion was 9.0 percent higher than a year ago.

•	GAAP EPS from continuing operations were $1.53, up 15.1 percent from last year. Adjusted EPS were $1.53, up 15.9 percent from last year.

•	In the second quarter, Target expects low- to mid-single digit growth in its comparable sales.

•
The midpoint of Target’s second quarter EPS guidance of $1.52 to $1.72 represents high single digit growth compared with prior year GAAP EPS from continuing operations and double-digit growth compared with prior year Adjusted EPS.

•	For the fiscal year, Target continues to expect a low- to mid-single digit increase in comparable sales and both GAAP EPS and Adjusted EPS of $5.75 to $6.05.

•	For additional media materials, please visit:
https://corporate.target.com/article/2019/05/q1-2019-earnings

MINNEAPOLIS (May 22, 2019) - Target Corporation (NYSE: TGT) today announced its first quarter 2019 performance, including first quarter comparable sales growth of 4.8 percent driven

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Target Corporation Reports First Quarter 2019 Earnings - Page 2 of 12
by a 4.3 percent increase in comparable traffic. The Company reported GAAP earnings per share (EPS) from continuing operations of $1.53 in first quarter 2019, up 15.1 percent from $1.33 in first quarter 2018. First quarter Adjusted EPS were $1.53, up 15.9 percent from $1.32 in first quarter 2018. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.
“Target had an outstanding first quarter, as our team delivered a great experience for our guests and drove strong growth in traffic, comparable sales, operating income and earnings per share,” said Brian Cornell, Chairman and CEO of Target Corporation. “Over the last two years we have made important investments to build a durable operating and financial model that drives consumer relevance and sustainable growth. Target’s first quarter performance and market-share gains demonstrate that the model is working. Throughout this year, we will continue to extend the reach of our same-day fulfillment options, strengthen our portfolio of owned and exclusive brands, remodel and open more stores and invest in our team. We’re confident that we’re well-positioned to deliver strong financial performance in 2019 and beyond.”

Second Quarter and Full-Year 2019 Guidance
Target expects second quarter comparable sales growth in the low- to mid-single digit range, mid-single digit growth in operating income dollars and both GAAP EPS from continuing operations and Adjusted EPS of $1.52 to $1.72.
For full-year 2019, Target continues to expect a low- to mid-single digit increase in comparable sales, a mid-single digit increase in operating income, and both GAAP EPS from continuing operations and Adjusted EPS of $5.75 to $6.05.
Second quarter and full-year 2019 GAAP EPS from continuing operations may include the impact of certain discrete items which will be excluded in calculating Adjusted EPS. The Company is not currently aware of any such discrete items.

Operating Results
Total revenue of $17.6 billion increased 5.0 percent from $16.8 billion last year, reflecting sales growth of 5.1 percent combined with a 0.5 percent increase in other revenue.

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Target Corporation Reports First Quarter 2019 Earnings - Page 3 of 12
First quarter sales growth of 5.1 percent reflected comparable sales growth of 4.8 percent combined with the contribution from non-mature stores. Comparable digital sales grew 42 percent, contributing 2.1 percentage points to comparable sales growth. Operating income was $1,135 million in first quarter 2019, up 9.0 percent from $1,041 million in 2018.
First quarter operating income margin rate was 6.4 percent in 2019, compared with 6.2 percent in 2018. First quarter gross margin rate was 29.6 percent, compared with 29.8 percent in 2018, reflecting higher digital fulfillment and supply chain costs, partially offset by the benefit of merchandising strategies. First quarter SG&A expense rate was 20.8 percent in 2019, compared with 21.1 percent in 2018. This performance reflected cost savings in technology and a year-over-year timing benefit in marketing expenses, combined with strong expense control across the Company which offset continued pressure from wage growth.

Interest Expense and Taxes from Continuing Operations
The Company’s first quarter 2019 net interest expense was $126 million, compared with $121 million last year. First quarter 2019 effective income tax rate from continuing operations was 22.4 percent, compared with 22.6 percent last year.

Shareholder Returns
The Company returned $608 million to shareholders in first quarter 2019, including:

•	Dividends of $330 million, compared with $334 million in first quarter 2018, reflecting a decline in share count partially offset by a 3.2 percent increase in the dividend per share.

•	Share repurchases totaling $277 million that retired 3.6 million shares of common stock at an average price of $76.98.
At the end of the first quarter, the Company had approximately $1.0 billion of remaining capacity under its current $5 billion share repurchase program.
For the trailing twelve months through first quarter 2019, after-tax return on invested capital (ROIC) was 14.3 percent, compared with 15.2 percent for the twelve months through first

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Target Corporation Reports First Quarter 2019 Earnings - Page 4 of 12
quarter 2018. Excluding the discrete impacts of the Tax Cuts and Jobs Act of 2017, ROIC was 14.1 percent for the trailing twelve months ended May 4, 2019, compared with 13.5 percent in the comparable prior-year period. See the tables of this release for additional information about the Company’s ROIC calculation.

Conference Call Details
Target will webcast its first quarter earnings conference call at 7:00 a.m. CDT today. Investors and the media are invited to listen to the call at investors.target.com (hover over “investors” then click on “events & presentations”). A telephone replay of the call will be available beginning at approximately 10:30 a.m. CDT today through the end of business on May 24, 2019. The replay number is 866-419-8652.

Miscellaneous
Statements in this release regarding second quarter and full-year 2019 earnings per share, operating income and comparable sales guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended February 2, 2019. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

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Target Corporation Reports First Quarter 2019 Earnings - Page 5 of 12
About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at more than 1,800 stores and at Target.com. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. For the latest store count or for more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

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Target Corporation Reports First Quarter 2019 Earnings - Page 6 of 12

TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended
(millions, except per share data) (unaudited)	May 4, 2019	May 5, 2018	Change
Sales	$17,401	$16,556	5.1%
Other revenue	226	225	0.5
Total revenue	17,627	16,781	5.0
Cost of sales	12,248	11,625	5.4
Selling, general and administrative expenses	3,663	3,545	3.3
Depreciation and amortization (exclusive of depreciation included in cost of sales)	581	570	1.9
Operating income	1,135	1,041	9.0
Net interest expense	126	121	3.3
Net other (income) / expense	(12)	(7)	67.0
Earnings from continuing operations before income taxes	1,021	927	10.2
Provision for income taxes	229	210	9.2
Net earnings from continuing operations	792	717	10.5
Discontinued operations, net of tax	3	1
Net earnings	$795	$718	10.8%
Basic earnings per share
Continuing operations	$1.54	$1.34	15.1%
Discontinued operations	—	—
Net earnings per share	$1.54	$1.34	15.4%
Diluted earnings per share
Continuing operations	$1.53	$1.33	15.1%
Discontinued operations	—	—
Net earnings per share	$1.53	$1.33	15.4%
Weighted average common shares outstanding
Basic	515.7	536.9	(4.0)%
Diluted	519.5	541.0	(4.0)%
Antidilutive shares	0.1	2.2
Dividends declared per share	$0.64	$0.62	3.2%
Note: Per share amounts may not foot due to rounding.

Target Corporation Reports First Quarter 2019 Earnings - Page 7 of 12

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions) (unaudited)	May 4, 2019	February 2, 2019	May 5, 2018
Assets
Cash and cash equivalents	$1,173	$1,556	$1,060
Inventory	9,060	9,497	8,652
Other current assets	1,374	1,466	1,164
Total current assets	11,607	12,519	10,876
Property and equipment
Land	6,061	6,064	6,090
Buildings and improvements	29,573	29,240	28,363
Fixtures and equipment	5,401	5,912	5,135
Computer hardware and software	2,553	2,544	2,511
Construction-in-progress	574	460	639
Accumulated depreciation	(18,456)	(18,687)	(17,971)
Property and equipment, net	25,706	25,533	24,767
Operating lease assets	2,019	1,965	1,958
Other noncurrent assets	1,287	1,273	1,328
Total assets	$40,619	$41,290	$38,929
Liabilities and shareholders’ investment
Accounts payable	$8,360	$9,761	$8,131
Accrued and other current liabilities	3,823	4,201	3,630
Current portion of long-term debt and other borrowings	1,056	1,052	283
Total current liabilities	13,239	15,014	12,044
Long-term debt and other borrowings	11,357	10,223	11,107
Noncurrent operating lease liabilities	2,064	2,004	2,007
Deferred income taxes	1,034	972	744
Other noncurrent liabilities	1,808	1,780	1,869
Total noncurrent liabilities	16,263	14,979	15,727
Shareholders’ investment
Common stock	43	43	44
Additional paid-in capital	5,908	6,042	5,664
Retained earnings	5,958	6,017	6,187
Accumulated other comprehensive loss	(792)	(805)	(737)
Total shareholders’ investment	11,117	11,297	11,158
Total liabilities and shareholders’ investment	$40,619	$41,290	$38,929
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 512,312,434, 517,761,600 and 532,916,612 shares issued and outstanding at May 4, 2019, February 2, 2019, and May 5, 2018, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

Target Corporation Reports First Quarter 2019 Earnings - Page 8 of 12

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Three Months Ended
(millions) (unaudited)	May 4, 2019	May 5, 2018
Operating activities
Net earnings	$795	$718
Earnings from discontinued operations, net of tax	3	1
Net earnings from continuing operations	792	717
Adjustments to reconcile net earnings to cash provided by operations
Depreciation and amortization	644	631
Share-based compensation expense	46	42
Deferred income taxes	59	48
Noncash losses / (gains) and other, net	10	40
Changes in operating accounts
Inventory	438	(55)
Other assets	17	26
Accounts payable	(1,402)	(604)
Accrued and other liabilities	(281)	(333)
Cash provided by operating activities—continuing operations	323	512
Cash provided by operating activities—discontinued operations	—	2
Cash provided by operations	323	514
Investing activities
Expenditures for property and equipment	(655)	(827)
Proceeds from disposal of property and equipment	5	4
Other investments	1	5
Cash required for investing activities	(649)	(818)
Financing activities
Additions to long-term debt	994	—
Reductions of long-term debt	(13)	(12)
Dividends paid	(330)	(334)
Repurchase of stock	(320)	(524)
Accelerated share repurchase pending final settlement	(400)	(425)
Stock option exercises	12	16
Cash required for financing activities	(57)	(1,279)
Net decrease in cash and cash equivalents	(383)	(1,583)
Cash and cash equivalents at beginning of period	1,556	2,643
Cash and cash equivalents at end of period	$1,173	$1,060

Target Corporation Reports First Quarter 2019 Earnings - Page 9 of 12

TARGET CORPORATION

Operating Results

	Three Months Ended
Rate Analysis (unaudited)	May 4, 2019	May 5, 2018
Gross margin rate	29.6%	29.8%
SG&A expense rate	20.8	21.1
Depreciation and amortization (exclusive of depreciation included in cost of sales) expense rate	3.3	3.4
Operating income margin rate	6.4	6.2
Note: Gross margin rate is calculated as gross margin (sales less cost of sales) divided by sales. All other rates are calculated by dividing the applicable amount by total revenue. Other revenue includes $160 million and $167 million of profit-sharing income under our credit card program agreement for the three months ended May 4, 2019, and May 5, 2018, respectively.

	Three Months Ended
Comparable Sales (unaudited)	May 4, 2019	May 5, 2018
Comparable sales change	4.8%	3.0%
Drivers of change in comparable sales
Number of transactions	4.3	3.7
Average transaction amount	0.5	(0.6)
Note: Amounts may not foot due to rounding.

Contribution to Comparable Sales Change (unaudited)	Three Months Ended
	May 4, 2019	May 5, 2018
Stores channel comparable sales change	2.7%	1.9%
Digital channel contribution to comparable sales change	2.1	1.1
Total comparable sales change	4.8%	3.0%
Note: Amounts may not foot due to rounding.

	Three Months Ended
Sales by Channel (unaudited)	May 4, 2019	May 5, 2018
Stores originated	92.9%	94.8%
Digitally originated	7.1	5.2
Total	100%	100%

	Three Months Ended
REDcard Penetration (unaudited)	May 4, 2019	May 5, 2018
Target Debit Card	13.1%	13.5%
Target Credit Cards	10.4	10.6
Total REDcard Penetration	23.5%	24.1%
Note: Amounts may not foot due to rounding.

Target Corporation Reports First Quarter 2019 Earnings - Page 10 of 12

Number of Stores and Retail Square Feet (unaudited)	Number of Stores			Retail Square Feet (a)
	May 4, 2019	February 2, 2019	May 5, 2018	May 4, 2019	February 2, 2019	May 5, 2018
170,000 or more sq. ft.	272	272	274	48,603	48,604	48,951
50,000 to 169,999 sq. ft.	1,501	1,501	1,502	188,918	188,900	189,258
49,999 or less sq. ft.	78	71	53	2,276	2,077	1,477
Total	1,851	1,844	1,829	239,797	239,581	239,686

(a)	In thousands, reflects total square feet less office, distribution center, and vacant space.

Target Corporation Reports First Quarter 2019 Earnings - Page 11 of 12

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share from continuing operations (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our continuing operations. This measure is not in accordance with, or an alternative to, generally accepted accounting principles in the United States (GAAP). The most comparable GAAP measure is diluted earnings per share from continuing operations (GAAP EPS). Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate Adjusted EPS differently, limiting the usefulness of the measure for comparisons with other companies.

	Three Months Ended
	May 4, 2019			May 5, 2018
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Change
GAAP diluted earnings per share from continuing operations			$1.53			$1.33	15.1%
Adjustments
Income tax matters (a)	$—	$—	$—	$—	$(5)	$(0.01)
Adjusted diluted earnings per share from continuing operations			$1.53			$1.32	15.9%
Note: Amounts may not foot due to rounding.

(a)	Represents certain income tax matters not related to current period operations.

Earnings from continuing operations before interest expense and income taxes (EBIT) and earnings before interest expense, income taxes, depreciation and amortization (EBITDA) are non-GAAP financial measures which we believe provide meaningful information about our operational efficiency compared with our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and for EBITDA, capital investment. These measures are not in accordance with, or an alternative to, GAAP. The most comparable GAAP measure is net earnings from continuing operations. EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Other companies may calculate EBIT and EBITDA differently, limiting the usefulness of the measure for comparisons with other companies.

EBIT and EBITDA	Three Months Ended
(millions) (unaudited)	May 4, 2019	May 5, 2018	Change
Net earnings from continuing operations	$792	$717	10.5%
+ Provision for income taxes	229	210	9.2
+ Net interest expense	126	121	3.3
EBIT	$1,147	$1,048	9.4%
+ Total depreciation and amortization (a)	644	631	2.0
EBITDA	$1,791	$1,679	6.6%

(a)	Represents total depreciation and amortization, including amounts classified within Depreciation and Amortization and within Cost of Sales.

Target Corporation Reports First Quarter 2019 Earnings - Page 12 of 12

We have also disclosed after-tax return on invested capital from continuing operations (ROIC), which is a ratio based on GAAP information. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital
(dollars in millions) (unaudited)
	Trailing Twelve Months
Numerator	May 4, 2019	May 5, 2018 (a)
Operating income	$4,204	$4,110
+ Net other income / (expense)	33	51
EBIT	4,237	4,161
+ Operating lease interest (b)	84	80
- Income taxes (c)(d)	878	692
Net operating profit after taxes	$3,443	$3,549

Denominator	May 4, 2019	May 5, 2018	April 29, 2017
Current portion of long-term debt and other borrowings	$1,056	$283	$1,729
+ Noncurrent portion of long-term debt	11,357	11,107	10,916
+ Shareholders' equity	11,117	11,158	10,979
+ Operating lease liabilities (e)	2,231	2,157	2,049
- Cash and cash equivalents	1,173	1,060	2,680
- Net assets of discontinued operations (f)	—	—	17
Invested capital	$24,588	$23,645	$22,976
Average invested capital (g)	$24,116	$23,310

After-tax return on invested capital (d)	14.3%	15.2%
After-tax return on invested capital excluding discrete impacts of Tax Act (d)	14.1%	13.5%

(a)	Consisted of 53 weeks.

(b)
Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within SG&A Expenses. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between us and our competitors.

(c)
Calculated using the effective tax rates for continuing operations, which were 20.3 percent and 16.3 percent for the trailing twelve months ended May 4, 2019, and May 5, 2018, respectively. For the trailing twelve months ended May 4, 2019, and May 5, 2018, includes tax effect of $861 million and $679 million, respectively, related to EBIT, and $17 million and $13 million, respectively, related to operating lease interest.

(d)	The effective tax rate for the trailing twelve months ended May 4, 2019, and May 5, 2018, includes discrete tax benefits of $36 million and $343 million related to the Tax Cuts and Jobs Act (Tax Act).

(e)	Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities.

(f)	Included in Other Assets and Liabilities.

(g)	Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.